Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD THIRD QUARTER EARNINGS

MIAMI – November 7, 2017 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported record third quarter results of $3.49 per share, which includes a $0.20 negative impact from the recent hurricanes; updated full year guidance to a range of $7.35 to $7.40, which includes a $0.26 negative impact from the recent hurricanes; and introduced its new three-year program designed to further drive performance: 20/20 Vision.

KEY HIGHLIGHTS
Third Quarter 2017 results:
>
US GAAP and Adjusted Net Income were $752.8 million or $3.49 per share.  Last year, US GAAP Net Income was $693.3 million, or $3.21 per share, and Adjusted Net Income was $690.9 million, or $3.20 per share.

>	Gross Yields were up 5.6% on a Constant-Currency basis (up 6.2% As-Reported). Net Yields were up 5.3% on a Constant-Currency basis (up 5.9% As-Reported).
>
Gross Cruise Costs per APCDs increased 5.2% on a Constant-Currency basis (5.6% As-Reported).  Net Cruise Costs ("NCC") Excluding Fuel per APCDs were up 5.7% on a Constant-Currency basis (up 6.0% As-Reported).

Full Year 2017 Forecast:
>	Adjusted earnings per share are expected to be in the range of $7.35 to $7.40 per share. This includes a $0.26 negative impact from the recent hurricanes.
>	Net Yields are expected to increase approximately 6.0% on a Constant-Currency and As-Reported basis.
>	NCC Excluding Fuel per APCDs are expected to be up approximately 2.0% on a Constant-Currency and As-Reported basis.

Outlook
The unprecedented series of hurricanes this summer devastated many people and places in Texas, Florida and the Caribbean and our sympathies go out to all those who suffered and are suffering losses.   The repair and recovery efforts have been intense and most of the affected destinations served by our cruise ships have already been reopened or are about to be reopened.  Financially, the storms were unusually impactful because of when and where they hit and the net effect was a cost to the company in excess of $55 million or $0.26 per share.  Most of this impact was from lost revenue, but there were also direct costs associated with the storms and with the company's humanitarian efforts.  In addition, there were significant timing shifts across a wide range of activities as expenses were shifted between quarters to adjust to the storms.  Nevertheless, the company still expects to generate earnings for the year within the increased range of guidance provided prior to the storms.
"We are only weeks away from crossing the finish line of our Double-Double program and I want to thank all of our employees for their remarkable efforts," said Richard D. Fain, chairman and CEO.  "The recent storms presented extraordinary challenges and I am extremely proud of the generosity, strength of character and sense of social responsibility displayed by our employees and the industry as a whole."
20/20 Vision:
Our 20/20 Vision will continue to leverage the culture and discipline instilled by the Double-Double program.  As part of our 20/20 Vision, we look to improve our already excellent guest satisfaction and employee engagement, while delivering our environmental commitments.  These operational drivers are expected to further strengthen the foundation of the company and help deliver double-digit adjusted earnings per share by fiscal 2020, while further improving on our double-digit Return on Invested Capital.
"20/20 Vision will serve as a guiding light for the organization over the next three years.  The program builds on our proven formula for success: modest yield growth, strong cost control and moderate capacity growth, while incorporating key operational drivers of our long-term progress," said Fain.
THIRD QUARTER RESULTS
US GAAP and Adjusted Net Income for the third quarter were $752.8 million or $3.49 per share, better than previous guidance.  Last year, US GAAP Net Income was $693.3 million, or $3.21 per share, and Adjusted Net Income was $690.9 million, or $3.20 per share.
Gross Yields were up 5.6% on a Constant-Currency basis.  Net Yields were up 5.3% on a Constant-Currency basis.  This was better than previous guidance due to strong close in booking and pricing trends on China, Europe, and North American itineraries.  While the hurricanes had a negative impact on overall revenue, they were neutral to Net Yields in the third quarter.
Gross Cruise Costs per APCDs increased 5.2% on a Constant-Currency basis.  Net Cruise Costs ("NCC") Excluding Fuel per APCDs were up 5.7% on a Constant-Currency basis. The reduction in capacity due to the hurricanes mainly drove the increase in the cost metric relative to guidance. Absolute costs for the quarter were better than expected, mainly due to timing.
Favorable trends in fuel, in both price and consumption, also provided a benefit to the quarter. Bunker pricing net of hedging for the third quarter was $498.55 per metric ton and consumption was 322.4 metric tons.

"Delivering record earnings during a period of such unprecedented disruption is a testament to the strength in demand for cruising and for our brands," said Jason T. Liberty, executive vice president and CFO.  "Strong demand trends coupled with our continued cost discipline have put us in a strong position to successfully complete our Double-Double program.  As a matter of fact, I am pleased to report that we have already achieved our Double-Double targets on a trailing twelve month basis through September 2017."

FULL YEAR 2017

The company expects full year Adjusted EPS guidance to be in the range of $7.35 to $7.40 per share.  Excluding the cost of the hurricanes, Adjusted EPS would have been in the range of $7.60 to $7.65 per share.
Constant-Currency and As-Reported Net Yields are expected to increase approximately 6.0% for the full year and NCC ex. Fuel per APCDs are expected to be up approximately 2.0% on a Constant-Currency and As-Reported basis.
Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2017 Adjusted EPS to be in the range of $7.35 to $7.40 per share.

FOURTH QUARTER 2017
Constant-Currency Net Yields are expected to be up 2.0% to 2.5% in the fourth quarter of 2017.   NCC ex. Fuel are expected to be up approximately 8.5% on a Constant-Currency basis. The year-over-year increase is driven by planned sales and marketing investments, timing of third quarter costs and lower than expected APCDs due to the hurricanes.
Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects fourth quarter Adjusted EPS to be in the range of $1.15 to $1.20 per share.

2018 OUTLOOK
The company is experiencing strong early booking trends for 2018.  Booked load factors and APDs are higher than same time last year while the booking window has continued to extend.  Management is excited by the 2018 introduction of Symphony of the Seas in Europe next spring and Celebrity Edge in Fort Lauderdale in December of 2018.  While

still early in the booking cycle, the view for 2018 is encouraging and the company expects another year of solid yield and earnings growth.
FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today's fuel prices, the company has included $177 million and $686 million of fuel expense in its fourth quarter and full year 2017 guidance, respectively.
Forecasted consumption is 65% hedged via swaps for 2017 and 56%, 47%, 36% and 14% hedged for 2018, 2019, 2020 and 2021, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $498, $421, $331, $340 and $351, respectively.

The company provided the following fuel statistics for the fourth quarter and full year 2017.
FUEL STATISTICS	Fourth Quarter 2017	Full Year 2017
Fuel Consumption (metric tons)	334,800	1,315,800
Fuel Expenses	$177 million	$686 million
Percent Hedged (fwd consumption)	65%	65%
Impact of 10% change in fuel prices	$7 million	$7 million

In summary, the company provided the following guidance for the fourth quarter and full year 2017:

GUIDANCE	As-Reported	Constant-Currency
Fourth Quarter 2017
Net Yields	Approx. 3.5%	2.0% to 2.5%
Net Cruise Costs per APCD	Approx. 7.0%	Approx. 6.5%
Net Cruise Costs per APCD ex Fuel	Approx. 9.0%	Approx. 8.5%

Full Year 2017
Net Yields	Approx. 6.0%	Approx. 6.0%
Net Cruise Costs per APCD	1.0% to 1.5%	Approx. 1.5%
Net Cruise Costs per APCD ex Fuel	Approx. 2.0%	Approx. 2.0%

GUIDANCE	Fourth Quarter 2017	Full Year 2017
Capacity Decrease	(0.6%)	(2.4%)
Depreciation and Amortization	Approx. $240 million	Approx. $950 million
Interest Expense, net	Approx. $65 million	Approx. $280 million
Adjusted EPS	$1.15 to $1.20	$7.35 to $7.40

SENSITIVITY	Fourth Quarter 2017	Remaining fiscal periods
1% Change in Currency	$4 million	$4 million
1% Change in Net Yield	$16 million	$16 million
1% Change in NCC ex fuel	$9 million	$9 million
1% pt Change in LIBOR	$6 million	$6 million

Exchange rates used in guidance calculations
GBP	$1.33
AUD	$0.77
CAD	$0.78
CNH	$0.15
EUR	$1.16
LIQUIDITY AND FINANCING ARRANGEMENTS
As of September 30, 2017, liquidity was $1.9 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2017, 2018, 2019, 2020 and 2021 are $0.3 billion, $1.5 billion, $0.8 billion, $1.2 billion and $0.6 billion, respectively.
CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2017, 2018, 2019, 2020 and 2021 are $0.6 billion, $3.2 billion, $2.1 billion, $2.5 billion and $2.5 billion, respectively.  The increase in the future capital expenditures relates to the ship modernization programs for Royal Caribbean International and Celebrity Cruises, called Royal Amplified and the Celebrity Revolution, respectively.  In addition, the future capital expenditures include the acquisition of the Azamara Pursuit.  Capacity changes for 2017, 2018, 2019, 2020 and 2021 are expected to be -2.4%, 3.8%, 6.6%, 4.2% and 8.0%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.
CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics
Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included the net loss related to the elimination of the Pullmantur reporting lag, the net gain related to the 51% sale of the Pullmantur and CDF Croisières de France ("CDF") brands, restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy and other restructuring initiatives.

Adjusted Earnings Per Share ("Adjusted EPS")
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days ("APCD")
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.  For the nine months ended September 30, 2016, APCDs reported do not include the November and December 2015 APCD amounts related to the elimination of the Pullmantur reporting lag.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a "Constant-Currency" basis – i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

DOUBLE-DOUBLE
Our DOUBLE-DOUBLE Program refers to the multi-year program designed to help us better communicate and motivate our employees about our business goals by articulating longer-term financial objectives. Under the program, we are targeting Adjusted EPS of $6.78 in 2017 (double our 2014 Adjusted EPS of $3.39) and ROIC of 10% in 2017 (compared to ROIC of 5.9% in 2014).

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs ("NCC") and NCC Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  Net Cruise Costs excludes the net gain related to the 51% sale of the Pullmantur and CDF brands, restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy and other restructuring initiatives.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. Net Yields excludes initiative costs related to the sale of the Pullmantur and CDF brands.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see "Adjusted Measures of Financial Performance" below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We are a 50% joint venture owner of the German brand TUI Cruises, a 49% shareholder in the Spanish brand Pullmantur and a minority shareholder in the Chinese brand SkySea Cruises. Together, these brands operate a combined total of 49 ships with an additional twelve on order as of September 30, 2017.  They operate diverse itineraries around the world that call on approximately 535 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2017 and beyond and expectations regarding the timing and results of our Double-Double and 20/20 Vision initiatives.  Words such as "anticipate," "believe," "could," "driving," "estimate," "expect," "goal," "intend," "may," "plan," "project," "seek," "should," "will," "would," and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management's current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the impact of new or changing regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions "Risk Factors" in our most recent quarterly report on Form 10-Q and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.  We have not provided a quantitative reconciliation of (i) projected Total revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Passenger ticket revenues	$1,893,152	$1,899,956	$4,892,760	$4,794,653
Onboard and other revenues	676,392	663,785	1,880,618	1,792,145
Total revenues	2,569,544	2,563,741	6,773,378	6,586,798
Cruise operating expenses:
Commissions, transportation and other	409,597	400,933	1,060,176	1,060,391
Onboard and other	157,041	159,887	395,472	399,739
Payroll and related	210,764	214,081	636,861	671,955
Food	126,223	125,732	369,198	371,759
Fuel	160,752	178,772	508,914	531,283
Other operating	253,892	260,718	780,257	857,161
Total cruise operating expenses	1,318,269	1,340,123	3,750,878	3,892,288
Marketing, selling and administrative expenses	273,637	259,327	874,957	852,435
Depreciation and amortization expenses	240,150	229,328	710,836	661,712
Operating Income	737,488	734,963	1,436,707	1,180,363
Other income (expense):
Interest income	4,693	6,472	16,756	14,875
Interest expense, net of interest capitalized	(73,233)	(82,610)	(230,182)	(226,803)
Equity investment income	85,120	46,539	120,359	94,832
Other expense (including a $21.7 million loss related to the first quarter 2016 elimination of the Pullmantur reporting lag)	(1,226)	(12,107)	(6,546)	(40,965)
	15,354	(41,706)	(99,613)	(158,061)
Net Income	$752,842	$693,257	$1,337,094	$1,022,302
Earnings per Share:
Basic	$3.51	$3.23	$6.22	$4.74
Diluted	$3.49	$3.21	$6.19	$4.72
Weighted-Average Shares Outstanding:
Basic	214,694	214,819	214,882	215,663
Diluted	215,824	215,667	215,905	216,575

Comprehensive Income
Net Income	$752,842	$693,257	$1,337,094	$1,022,302
Other comprehensive income (loss):
Foreign currency translation adjustments	5,889	4,043	14,210	8,423
Change in defined benefit plans	(1,990)	(5,051)	(6,280)	(12,148)
Gain on cash flow derivative hedges	230,245	95,536	381,660	254,624
Total other comprehensive income	234,144	94,528	389,590	250,899
Comprehensive Income	$986,986	$787,785	$1,726,684	$1,273,201

STATISTICS
	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016(1)
Passengers Carried	1,512,363	1,558,224	4,371,235	4,365,144
Passenger Cruise Days	10,189,900	10,727,918	30,100,035	30,367,048
APCD	9,214,470	9,766,482	27,646,779	28,503,681
Occupancy	110.6%	109.8%	108.9%	106.5%

(1) Does not include November and December 2015 amounts for Pullmantur as the net Pullmantur result for those months was included within Other expense in our consolidated statements of comprehensive income (loss) for the nine months ended September 30, 2016, as a result of the elimination of the Pullmantur reporting lag, and did not affect Gross Yields, Net Yields, Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$139,950	$132,603
Trade and other receivables, net	285,332	291,899
Inventories	119,949	114,087
Prepaid expenses and other assets	200,125	209,716
Derivative financial instruments	52,796	—
Total current assets	798,152	748,305
Property and equipment, net	19,688,872	20,161,427
Goodwill	288,517	288,386
Other assets	1,323,773	1,112,206
	$22,099,314	$22,310,324
Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,515,708	$1,285,735
Accounts payable	384,536	305,313
Accrued interest	92,914	46,166
Accrued expenses and other liabilities	748,442	692,322
Derivative financial instruments	89,333	146,592
Customer deposits	2,226,179	1,965,473
Total current liabilities	5,057,112	4,441,601
Long-term debt	6,076,499	8,101,701
Other long-term liabilities	530,215	645,610
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 235,134,180 and 234,613,486 shares issued, September 30, 2017 and December 31, 2016, respectively)	2,351	2,346
Paid-in capital	3,375,969	3,328,517
Retained earnings	8,862,369	7,860,341
Accumulated other comprehensive loss	(526,894)	(916,484)
Treasury stock (21,059,191 and 20,019,237 common shares at cost, September 30, 2017 and December 31, 2016, respectively)	(1,278,307)	(1,153,308)
Total shareholders' equity	10,435,488	9,121,412
	$22,099,314	$22,310,324

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2017	2016
Operating Activities
Net income	$1,337,094	$1,022,302
Adjustments:
Depreciation and amortization	710,836	661,712
Net deferred income tax expense	516	1,601
(Gain) loss on derivative instruments not designated as hedges	(56,836)	6,353
Share-based compensation expense	52,469	22,041
Equity investment income	(120,359)	(94,832)
Amortization of debt issuance costs	37,562	39,425
Gain on sale of property and equipment	(30,902)	—
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	16,245	9,823
Increase in inventories	(6,131)	(6,379)
Decrease (increase) in prepaid expenses and other assets	10,211	(8,794)
Increase (decrease) in accounts payable	77,436	(17,313)
Increase in accrued interest	46,748	56,787
Increase in accrued expenses and other liabilities	12,870	17,929
Increase in customer deposits	256,855	197,277
Dividends received from unconsolidated affiliates	107,267	71,370
Other, net	2,720	21,650
Net cash provided by operating activities	2,454,601	2,000,952
Investing Activities
Purchases of property and equipment	(387,335)	(2,313,831)
Cash received (paid) on settlement of derivative financial instruments	57,004	(172,878)
Investments in and loans to unconsolidated affiliates	—	(8,611)
Cash received on loans to unconsolidated affiliates	31,633	22,470
Proceeds from the sale of property and equipment	230,000	—
Other, net (2)	(9,313)	(44,709)
Net cash used in investing activities	(78,011)	(2,517,559)
Financing Activities
Debt proceeds	3,682,000	6,038,560
Debt issuance costs	(25,987)	(83,793)
Repayments of debt	(5,598,198)	(4,818,262)
Purchases of treasury stock	(124,999)	(299,959)
Dividends paid	(309,162)	(243,557)
Proceeds from exercise of common stock options	2,499	1,782
Other, net	4,137	2,179
Net cash (used in) provided by financing activities	(2,369,710)	596,950
Effect of exchange rate changes on cash	467	(23,480)
Net increase in cash and cash equivalents	7,347	56,863
Cash and cash equivalents at beginning of period	132,603	121,565
Cash and cash equivalents at end of period	$139,950	$178,428
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$147,789	$140,335
Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment	$—	$213,042

(2) Amount includes $26.0 million in 2016 related to cash included in the divestiture of our 51% interest in Pullmantur Holdings.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2017	2017 On a Constant Currency Basis	2016	2017	2017 On a Constant Currency Basis	2016
Passenger ticket revenues	$1,893,152	$1,880,360	$1,899,956	$4,892,760	$4,907,927	$4,794,653
Onboard and other revenues	676,392	674,382	663,785	1,880,618	1,882,049	1,792,145
Total revenues	2,569,544	2,554,742	2,563,741	6,773,378	6,789,976	6,586,798
Less:
Commissions, transportation and other	409,597	406,500	400,933	1,060,176	1,062,632	1,060,391
Onboard and other	157,041	155,818	159,887	395,472	394,316	399,739
Net Revenues including other initiative costs	2,002,906	1,992,424	2,002,921	5,317,730	5,333,028	5,126,668
Less:
Other initiative costs included within Net Revenues	—	—	(1,843)	—	—	(1,843)
Net Revenues	$2,002,906	$1,992,424	$2,004,764	$5,317,730	$5,333,028	$5,128,511

APCD	9,214,470	9,214,470	9,766,482	27,646,779	27,646,779	28,503,681
Gross Yields	$278.86	$277.25	$262.50	$245.00	$245.60	$231.09
Net Yields	$217.37	$216.23	$205.27	$192.35	$192.90	$179.92

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2017	2017 On a Constant Currency Basis	2016	2017	2017 On a Constant Currency Basis	2016
Total cruise operating expenses	$1,318,269	$1,311,964	$1,340,123	$3,750,878	$3,753,441	$3,892,288
Marketing, selling and administrative expenses(3)	273,637	273,121	257,430	874,957	881,067	845,808
Gross Cruise Costs	1,591,906	1,585,085	1,597,553	4,625,835	4,634,508	4,738,096
Less:
Commissions, transportation and other	409,597	406,500	400,933	1,060,176	1,062,632	1,060,391
Onboard and other	157,041	155,818	159,887	395,472	394,316	399,739
Net Cruise Costs including other initiative costs	1,025,268	1,022,767	1,036,733	3,170,187	3,177,560	3,277,966
Less:
Net gain related to the sale of Pullmantur and CDF Croisières de France brands included within other operating expenses	—	—	(3,834)	—	—	(3,834)
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	—	—	(2,252)	—	—	1,073
Net Cruise Costs	1,025,268	1,022,767	1,042,819	3,170,187	3,177,560	3,280,727
Less:
Fuel(4)	160,752	160,751	178,772	508,914	508,911	530,859
Net Cruise Costs Excluding Fuel	$864,516	$862,016	$864,047	$2,661,273	$2,668,649	$2,749,868

APCD	9,214,470	9,214,470	9,766,482	27,646,779	27,646,779	28,503,681
Gross Cruise Costs per APCD	$172.76	$172.02	$163.58	$167.32	$167.63	$166.23
Net Cruise Costs per APCD	$111.27	$111.00	$106.78	$114.67	$114.93	$115.10
Net Cruise Costs Excluding Fuel per APCD	$93.82	$93.55	$88.47	$96.26	$96.53	$96.47

(3) For the quarter and nine months ended September 30, 2016, amounts do not include restructuring charges of $1.9 million and $6.6 million, respectively.

(4) For the nine months ended September 30, 2016, amount does not include fuel expense of $0.4 million included within other initiative costs associated with the redeployment of Pullmantur's Empress to the Royal Caribbean International brand.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income	$752,842	$693,257	$1,337,094	$1,022,302
Adjusted Net income	752,842	690,911	1,337,094	1,050,031
Net Adjustments to Net Income- (Decrease) Increase	$—	$(2,346)	$—	$27,729
Adjustments to Net Income:
Net loss related to the elimination of the Pullmantur reporting lag	$—	$—	$—	$21,656
Net gain related to the sale of the Pullmantur and CDF Croisières de France brands	—	(3,834)	—	(3,834)
Restructuring charges	—	1,897	—	6,627
Other initiative costs	—	(409)	—	3,280
Net Adjustments to Net Income- (Decrease) Increase	$—	$(2,346)	$—	$27,729

Earnings per Share - Diluted	$3.49	$3.21	$6.19	$4.72
Adjusted Earnings per Share - Diluted	3.49	3.20	6.19	4.85
Net Adjustments to Net Income- (Decrease) Increase	$—	$(0.01)	$—	$0.13

Adjustments to Earnings per Share:
Net loss related to the elimination of the Pullmantur reporting lag	$—	$—	$—	$0.10
Net gain related to the sale of the Pullmantur and CDF Croisières de France brands	—	(0.02)	—	(0.02)
Restructuring charges	—	0.01	—	0.03
Other initiative costs	—	—	—	0.02
Net Adjustments to Net Income- (Decrease) Increase	$—	$(0.01)	$—	$0.13

Weighted-Average Shares Outstanding - Diluted	215,824	215,667	215,905	216,575